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                                                                    EXHIBIT 99.2

NEWS                                                                  (AIG LOGO)

Contact:          Charlene Hamrah (Investment Community)
                  212/770-7074

                  Joe Norton (News Media)
                  212/770-3144


          AIG ANNOUNCES RESIGNATION OF DONALD P. KANAK, EXECUTIVE VICE

                      CHAIRMAN AND CHIEF OPERATING OFFICER

NEW YORK, January 18, 2006 - American International Group, Inc. (AIG) has announced that Donald P. Kanak, Executive Vice Chairman and Chief Operating Officer, has resigned from the company, effective January 31st, for personal reasons. Mr. Kanak has also resigned from the AIG Board of Directors with immediate effect. Mr. Kanak has agreed to be available over the coming months to assist in a smooth transition of his responsibilities and to provide advice to management.

         Mr. Kanak joined AIG in 1992 in Japan, and later became President and CEO of AIG's Companies in Japan and Korea. He was named to his current position last year. Commenting on Mr. Kanak's resignation, AIG President and Chief Executive Officer Martin J. Sullivan said, "Don Kanak has made significant contributions to AIG during the past 14 years, particularly with respect to our insurance businesses in Asia. His colleagues in management and on the Board of Directors wish Don well in all his future endeavors."

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         American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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                       AMERICAN INTERNATIONAL GROUP, INC.
                       70 Pine Street, New York, NY 10270